Exhibit 5.1

June 2, 2022

L.B. Foster Company

415 Holiday Drive, Suite 100

Pittsburgh, PA 15220

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Filed by L.B. Foster Company

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Corporate Secretary of L.B. Foster Company, a Pennsylvania corporation (the “Company”), and have acted as counsel for the Company in connection with the registration of 788,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the L.B. Foster Company 2006 Omnibus Incentive Plan, as Amended and Restated (the “Predecessor Plan”) and the L.B. Foster Company 2022 Equity and Incentive Compensation Plan (together with the Predecessor Plan, the “Plans”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of applicable award agreements thereunder (collectively, the “Award Agreements”) will be, when issued or delivered and sold in accordance with the applicable Plan and the applicable Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania, as currently in effect, and I express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-226501) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

L.B. Foster Company

June 2, 2022

Very truly yours,

/s/ Patrick J. Guinee